UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.            )*
CADIZ, INC.

(Name of Issuer)
Common Stock, par value $0.01 per share

(Title of Class of Securities)
127537207

(CUSIP Number)
April 16, 2008

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐     Rule 13d-1 (b
☑     Rule 13d-1 (c)
☐     Rule 13d-1 (d)

CUSIP No.	127537207

1	NAME OF REPORTING PERSON LC Capital Master Fund, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0.00

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,980,937

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0.00

WITH	8	SHARED DISPOSITIVE POWER

		1,980,937

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,980,937

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	16.57%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	127537207

1	NAME OF REPORTING PERSON LC Capital Partners, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0.00

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,980,937

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0.00

WITH	8	SHARED DISPOSITIVE POWER

		1,980,937

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,980,937

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	16.57%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN, HC

CUSIP No.	127537207

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Person (Entities Only) LC Capital Advisors LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0.00

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,980,937

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0.00

WITH	8	SHARED DISPOSITIVE POWER

		1,980,937

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,980,937

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	16.57%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO, HC

CUSIP No.	127537207

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Person (Entities Only) Lampe, Conway & Co. LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0.00

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,980,937

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0.00

WITH	8	SHARED DISPOSITIVE POWER

		1,980,937

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,980,937

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	16.57%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO, IA

CUSIP No.	127537207

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Person (Entities Only) LC Capital International LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0.00

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,980,937

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0.00

WITH	8	SHARED DISPOSITIVE POWER

		1,980,937

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,980,937

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	16.57%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO, IA

CUSIP No.	127537207

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Person (Entities Only) Steven G. Lampe

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		144,300

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,982,145

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		144,300

WITH	8	SHARED DISPOSITIVE POWER

		1,982,145

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,126,445

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	17.78%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	127537207

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Person (Entities Only) Richard F. Conway

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0.00

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,980,937

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0.00

WITH	8	SHARED DISPOSITIVE POWER

		1,980,937

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,980,937

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	16.57%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Item 1(a).	Name of Issuer:

Cadiz Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

550 S. Hope Street Suite 2850 Los Angeles, California 90071

Item 2(a).	Name(s) of Person(s) Filing:

LC Capital Master Fund, Ltd. LC Capital Partners, LP LC Capital Advisors LLC Lampe, Conway & Co. LLC LC Capital International LLC Steven G. Lampe Richard F. Conway (the “Reporting Person(s)”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

c/o Lampe, Conway & Co. LLC 680 Fifth Avenue 12th Floor New York, New York 10019

Item 2(c).	Citizenship:

LC Capital Master Fund, Ltd.—Cayman Islands company
LC Capital Partners, LP—Delaware limited partnership
LC Capital Advisors LLC—Delaware limited liability company
Lampe, Conway & Co. LLC—Delaware limited liability company
LC Capital International LLC—Delaware limited liability company
Steven G. Lampe—United States citizen
Richard F. Conway—United States citizen

Item 2(d).	Title of Class of Securities:

Common stock, par value $0.01 per share (the “Common Stock")

Item 2(e).	CUSIP Number:

127537207

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is:

(a)	☐	A broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	A bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	An insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	An investment company registered under Section 8 of the Investment Company Act.

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	☐	A group, in accordance with Rule 13d-1(b)(ii)(J).

Item 4.	Ownership.
                         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

LC Capital Master Fund, Ltd.—1,980,937
LC Capital Partners, LP—1,980,937
LC Capital Advisors LLC—1,980,937
Lampe, Conway & Co. LLC—1,980,937
LC Capital International LLC—1,980,937
Steven G. Lampe—2,125,445
Richard F. Conway—1,980,937

(b)	Percent of class:

LC Capital Master Fund, Ltd.—16.57%
LC Capital Partners, LP—16.57%
LC Capital Advisors LLC—16.57%
Lampe, Conway & Co. LLC—16.57%
LC Capital International LLC—16.57%
Steven G. Lampe—17.78%
Richard F. Conway—16.57%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

LC Capital Master Fund, Ltd.—0 LC Capital Partners, LP—0 LC Capital Advisors LLC—0 Lampe, Conway & Co. LLC—0 LC Capital International LLC—0 Steven G. Lampe—144,300 Richard F. Conway—0

(ii) Shared power to vote or to direct the vote:

LC Capital Master Fund, Ltd.—1,980,937
LC Capital Partners, LP—1,980,937
LC Capital Advisors LLC—1,980,937
Lampe, Conway & Co. LLC—1,980,937
LC Capital International LLC—1,980,937
Steven G. Lampe—2,126,445
Richard F. Conway—1,980,937

(iii) Sole power to dispose or to direct the disposition of:

LC Capital Master Fund, Ltd.—0 LC Capital Partners, LP—0 LC Capital Advisors LLC—0 Lampe, Conway & Co. LLC—0 LC Capital International LLC—0 Steven G. Lampe—144,300 Richard F. Conway—0

(iv) Shared power to dispose or to direct the disposition of:

LC Capital Master Fund, Ltd.—1,980,937
LC Capital Partners, LP—1,980,937
LC Capital Advisors LLC—1,980,937
Lampe, Conway & Co. LLC—1,980,937
LC Capital International LLC—1,980,937
Steven G. Lampe—2,126,445
Richard F. Conway—1,980,937

Item 5.	Ownership of Five Percent or Less of a Class.

                         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock, check the following ☐.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of The Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

LC Capital Master Fund, Ltd.

Item 8.	Identification and Classification of Members of the Group.

N/A

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certification.
                         By signing below I certify that, to the best of my knowledge and belief, the shares of Common Stock referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: April 25, 2008

LC CAPITAL MASTER FUND, LTD.

By:	/s/ Richard F. Conway

Name:	Richard F. Conway
Title:	Director

LC CAPITAL PARTNERS

By:	LC Capital Advisors LLC, its General Partner

By:	/s/ Richard F. Conway

Name:	Richard F. Conway
Title:	Managing Member

LC CAPITAL ADVISORS LLC

By:	/s/ Richard F. Conway

Name:	Richard F. Conway
Title:	Managing Member

LAMPE, CONWAY & CO., LLC

By:	/s/ Richard F. Conway

Name:	Richard F. Conway
Title:	Managing Member

LC CAPITAL INTERNATIONAL LLC

By:	/s/ Richard F. Conway

Name:	Richard F. Conway
Title:	Managing Member

By:	/s/ Richard F. Conway

Name:	Richard F. Conway

By:	/s/ Steven G. Lampe

Name:	Steven G. Lampe